Exhibit 99.1

Contacts:

Media	Investor Relations
Robert C. Ferris	Mark Macaluso
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	mark.macaluso@honeywell.com

HONEYWELL BOARD OF DIRECTORS DECLARES SPIN-OFF DIVIDEND
OF ADVANSIX SHARES

Sets Record and Distribution Dates for Honeywell Common Shareowners

MORRIS PLAINS, N.J., Sept. 7, 2016 -- Honeywell (NYSE: HON) today announced that its board of directors has declared a pro rata dividend of AdvanSix common stock to be made effective at 11:59 p.m. EDT on October 1, 2016, to Honeywell’s shareowners of record as of 5:00 p.m. EDT on September 16, 2016, the record date.

Each Honeywell shareowner of record will receive a distribution of one share of AdvanSix common stock for every 25 shares of common stock, par value $1.00 per share, of Honeywell, that it holds on the record date. The distribution is subject to certain conditions.

“Today’s announcement represents another step in the evolution of the Honeywell portfolio and is consistent with our focus on businesses that offer high growth potential through differentiated technologies and software capabilities,” said Honeywell Chairman and CEO, Dave Cote. “We will continue to execute on our balanced capital deployment approach, which includes high-ROI capital expenditures, a competitive dividend, strategic M&A, and opportunistic share buybacks. During the past 15 years, we’ve made approximately 90 acquisitions and divested approximately 70 businesses, which has helped us establish a portfolio of businesses that can fully leverage our core technological strength and focus on great positions in good industries.”

“AdvanSix is favorably positioned to continue to achieve global growth as a standalone enterprise,” said Honeywell President and Chief Operating Officer, Darius Adamczyk. “It will now have the added flexibility to make capital investments to enhance its offerings and service to customers and drive value to shareowners.”

It is anticipated that when-issued trading on the NYSE in AdvanSix common stock will begin on or about Wednesday, September 14. On Monday, October 3 AdvanSix common stock will begin regular-way trading on the NYSE under the symbol, “ASIX.”

Honeywell (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; turbochargers; and performance materials. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.

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